UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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This Schedule 14A relates solely to preliminary communications made prior to furnishing shareholders of DallasNews Corporation, a Texas corporation (the “Company”), with a definitive proxy statement relating to a proposed transaction involving the Company, Hearst Media West, LLC, a Delaware limited liability company (“Parent”), and Destiny Merger Sub, Inc., a Texas corporation and wholly owned subsidiary of Parent, whereby the Company would become a wholly owned subsidiary of Parent (the “Merger”).

This Schedule 14A consists of an article published in The Dallas Morning News, a newspaper owned by a subsidiary of the Company, on July 28, 2025, with respect to (i) the rejection by the Company’s board of directors (the “Board”) of an unsolicited, non-binding proposal from MNG Enterprises, Inc., an affiliate of Alden Global Capital, to acquire all of the issued and outstanding shares of the Company’s common stock at a price of $16.50 per share in cash, (ii) an amendment to the Agreement and Plan of Merger governing the Merger (as amended, the “Merger Agreement”), which, among other things, increased the merger consideration to $15.00 per share in cash, and (iii) the Company’s implementation of a shareholder rights plan (the “Rights Plan”).

DallasNews Corporation board formally rejects Alden affiliate offer as Hearst ups bid

The board also voted to implement a shareholder rights plan to hold off Alden.

By Amy Hollyfield

Managing Editor

DallasNews Corporation announced Monday its board of directors has “reviewed and rejected the unsolicited, non-binding proposal" from an affiliate of Alden Global Capital and agreed to an amended definitive merger agreement from Hearst, which increased its offer to $15 a share.

The board of the public parent company of The Dallas Morning News and integrated creative marketing agency Medium Giant, also voted to immediately implement a shareholder rights plan to limit Alden’s MediaNews Group from increasing its 9.9 percent stake in DallasNews Corporation.

The shareholder rights plan, a common move for public companies that are targeted by untoward suitors, allows DallasNews Corporation to disincentivize MediaNews Group from acquiring more shares. Under the rights plan, if an investor acquires 10 percent or more of the shares in the company with the intent to take control, every other shareholder gets the chance to increase their portfolio and the investor’s shares are diluted. The investor would have to work with the board to advance any intentions.

Southwest Airlines invoked a shareholder rights plan, commonly known as a “poison pill,” last year after activist investor Elliott Investment Management bought a stake in the company and demanded major influence.

Last week, MediaNews Group made a nonbinding cash offer for DallasNews Corporation of $16.50 a share, a nearly 18% increase from the initial agreement with Hearst, which was for $14 a share. The new Hearst offer values the company at $80.3 million.

DallasNews Corporation controlling shareholder Robert W. Decherd, a great-grandson of co-founder George Bannerman Dealey, sent a letter Friday to his former company’s board emphatically stating his complete commitment to the Hearst merger.

“There are no circumstances under which I would vote for or support the MNG [MediaNews Group] proposal,” Decherd wrote. “I am focused, as I have always been, on the well-being of The Dallas Morning News, the quality of its journalism, and The News’ role in the city of Dallas.”

Decherd holds the majority of shareholder voting power and the company’s unique family ownership structure means Decherd’s stake gives him significant influence over any deal that determines the company’s future. Over a career spanning 50 years, he served as DallasNews Corporation’s board chairman, president and CEO.

His letter also noted that because he is not a current DallasNews Corporation board member, he can vote however he wants.

“Having retired from the Board in September 2023 and having had no formal role related to the Company since then, I have no fiduciary responsibility,” he wrote.

Alden Global Capital’s MediaNews Group owns 77 daily newspapers and more than 150 weekly publications across the country, including The Chicago Tribune,  The Denver Post,  The Mercury News,  The Virginian-Pilot and the Boston Herald.

DallasNews Corporation said in a release that “the limited-duration Rights Plan was adopted in response to the Alden Proposal and is intended to deter Alden’s efforts to deprive shareholders of the ability to realize the benefits of the transaction with Hearst, which the Board believes is in the Company’s best interest and offers a substantial premium to Company shareholders.”

Further, the release said the board took note of “Alden’s track record of rapidly acquiring a significant stake in other public companies, combined with making unsolicited acquisition bids, threatening or initiating proxy fights to replace the board, as well as litigation to achieve its objectives.”

DallasNews Corporation became a public company in 1981 and its stock was uniquely set up with a dual-class structure, Series A Common Stock and Series B Common Stock. From a July 9 filing with the SEC, Decherd, his family and foundation own 96.2% of the Series B shares, along with 1.6% of the Series A shares.

In order for any offer to get shareholder approval, there are three vote thresholds: two-thirds of Series A shareholders, two-thirds of Series B shareholders and two-thirds of the total shareholders.

Decherd’s Class B shares have 10 votes for every one vote of Class A shares, giving Decherd 55 percent of the total voting power.

The board pointed directly to the threat of Alden’s nonbinding offer, which could delay or block the transaction with Hearst, as a reason for implementing the shareholder rights plan.

“The Rights Plan is intended to enable the Company’s shareholders to realize the long-term value of their investment through completion of the transaction contemplated by the Hearst Merger Agreement,” the release said.'

Decherd’s letter to the board amplified that message.

“From my perspective,” Decherd wrote, “the terms and conditions of the Hearst merger are superior to any alternative scenario I can envision. I plan to honor the agreement I have made to vote in favor of the merger and look forward to the merger being consummated at the soonest possible time.”

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on current expectations, estimates and projections about, among other things, the industry and markets in which the Company operates and the transactions described in this communication. Words such as “anticipate,” “assume,” “believe,” “can,” “could,” “estimate,” “forecast,” “intend,” “expect,” “may,” “project,” “plan,” “seek,” “should,” “target,” “will,” “would” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those set forth in forward-looking statements. While the Company’s management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond the control of the Company’s management. These risks include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (ii) the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the Merger Agreement or the adoption of the Rights Plan; (iii) the inability to complete the Merger due to the failure to obtain the requisite approval of the Company’s shareholders or the failure to satisfy other conditions to completion of the Merger; (iv) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger; (v) the impact, if any, of the announcement or pendency of the Merger on the Company’s relationships with customers or other commercial partners; (vi) the amount of the costs, fees, expenses and charges related to the Merger and the Rights Plan; (vii) the ability of the Rights Plan to protect shareholders’ interests and to effectively ensure that the Board has sufficient time to make informed judgments that are in the best interests of the Company and its shareholders; and (viii) other risks described in the Company’s public disclosures and filings with the Securities and Exchange Commission (the “SEC”). All forward-looking statements speak only as of the date of this communication or, in the case of any document incorporated by reference, the date of that document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this communication.

Additional Information and Where to Find It

This communication is being made in connection with the proposed Merger. In connection with the proposed transaction, the Company plans to file a proxy statement with the SEC. This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or with respect to the proposed transaction. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY IF AND WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  In addition, if and when available, the proxy statement and the documents incorporated therein by reference will be available free of charge at the SEC’s website, www.sec.gov. If and when available, the proxy statement and the documents incorporated therein by reference also may be obtained for free at the Company’s website, dallasnewscorporation.com, or by contacting the Company at (214) 977-8869.

Participants in the Solicitation

The Company and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the Company’s directors and executive officers is included in its proxy statement for its 2025 annual meeting of shareholders, which was filed with the SEC on March 26, 2025, and will be included in the proxy statement relating to the proposed transaction, if and when it becomes available.